Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
                                          Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces Third Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - October 27, 2021 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $66.9 million, or $0.28 per diluted share, for the three months ended September 30, 2021 as compared to $79.8 million, or $0.34 per diluted share, for the three months ended June 30, 2021 and $64.3 million, or $0.27 per diluted share, for the three months ended September 30, 2020.

For the nine months ended September 30, 2021, net income totaled $219.0 million, or $0.93 per diluted share, compared to $146.4 million, or $0.62 per diluted share, for the nine months ended September 30, 2020.

Net income for the three months ended September 30, 2021 included approximately $10.9 million, or $0.05 per diluted share, of after-tax costs associated with the Company’s pending merger with Citizens Financial Group, Inc. and completed Berkshire Bank branch acquisition and approximately $7.4 million, or $0.03 per diluted share, of after-tax costs in connection with the Company’s extinguishment of $600 million of FHLB borrowings announced in August 2021.

The Company also announced today that its Board of Directors declared a cash dividend of $0.14 per share to be paid on November 26, 2021 for stockholders of record as of November 10, 2021.

Kevin Cummings, Chairman and CEO, commented, “This quarter was another strong quarter for the bank. Our loan portfolio grew by $539 million, or 10% annualized, while our funding mix continued to improve, with non-interest bearing deposits now representing 21% of total deposits. In addition, our credit quality metrics continue to trend in a positive direction.”

Mr. Cummings also commented, “We completed our acquisition of Berkshire Bank’s New Jersey and eastern Pennsylvania branches in August and we are excited about the strategic partnership that we announced with Citizens in July. We look forward to the completion of the merger with Citizens, and we are working hard on the anticipated integration of these two great banks.”

Performance Highlights
•Net interest margin decreased 12 basis points to 2.99% for the three months ended September 30, 2021 compared to the three months ended June 30, 2021 as a result of lower prepayment penalties and an elevated average cash position.
•Provision for credit losses was a negative $13.0 million for the three months ended September 30, 2021 compared with a negative $9.7 million for the three months ended June 30, 2021. The Company recorded net charge-offs of $252,000 during the quarter ended September 30, 2021 compared to net recoveries of $807,000 during the quarter ended June 30, 2021. The allowance for loan losses as a percent of total loans was 1.20% at September 30, 2021 compared to 1.26% at June 30, 2021.
•Total non-interest income was $16.0 million for the three months ended September 30, 2021, an increase of $2.9 million compared to the three months ended June 30, 2021 and a decrease of $4.0 million compared to the three months ended September 30, 2020.
•Total non-interest expenses were $132.0 million for the three months ended September 30, 2021, an increase of $23.6 million compared to the three months ended June 30, 2021. Included in non-interest expenses for the third quarter were $10.2 million of costs associated with the Company’s extinguishment of $600 million of FHLB borrowings and $14.9 million of merger and acquisition related costs resulting from the Berkshire Bank branch acquisition and Citizens proposed merger transaction, inclusive of $6.6 million of branch closure costs related to the Berkshire Bank branch acquisition.
•Non-interest-bearing deposits increased $176.1 million, or 4.2%, during the three months ended September 30, 2021. The cost of interest-bearing deposits decreased 3 basis points to 0.40% for the three months ended September 30, 2021 compared to the three months ended June 30, 2021.
•Total loans increased $539.3 million, or 2.5%, to $21.91 billion during the three months ended September 30, 2021. C&I loans increased $167.4 million, or 4.4%, during the three months ended September 30, 2021.
•Non-accrual loans decreased to $76.5 million, or 0.35% of total loans, at September 30, 2021 as compared to $77.6 million, or 0.36% of total loans, at June 30, 2021 and $132.0 million, or 0.63% of total loans, at September 30, 2020.
•At September 30, 2021, COVID-19 related loan deferrals totaled $496 million, or 2.3% of loans, compared to $599 million, or 2.8% of loans, as of June 30, 2021. Approximately 90% of borrowers with a loan payment deferral are making interest payments as of September 30, 2021. As of October 19, 2021, COVID-19 related loan deferrals totaled $410 million, or 1.9% of loans.
•Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital Ratios were 10.24%, 12.83%, 12.83% and 14.11%, respectively, at September 30, 2021.
•On July 28, 2021, Citizens Financial Group, Inc. (“Citizens”) and the Company announced that they have entered into a definitive agreement and plan of merger under which Citizens will acquire all of the outstanding shares of the Company. The agreement and plan of merger has been unanimously approved by the boards of directors of each company and the transaction is expected to close in the first or second quarter of 2022, subject to approval by the shareholders of the Company, receipt of required regulatory approvals and other customary closing conditions.

•On August 27, 2021, the Bank completed the acquisition of Berkshire Bank’s New Jersey and eastern Pennsylvania branches including $219 million of loans and $632 million of deposits.

Financial Performance Overview
Third Quarter 2021 compared to Second Quarter 2021
For the third quarter of 2021, net income totaled $66.9 million, a decrease of $12.9 million as compared to $79.8 million for the second quarter of 2021. The changes in net income on a sequential quarter basis are highlighted below.
Net interest income decreased by $108,000, or 0.1%, as compared to the second quarter of 2021. Changes within interest income and expense categories were as follows:
•Interest and dividend income decreased $606,000, or 0.3%, to $231.2 million as compared to the second quarter of 2021, primarily attributable to the weighted average yield on net loans which decreased 10 basis points to 3.97% driven by the impact of lower prepayment penalties. Partially offsetting this decrease, the average balance of net loans increased $506.3 million, mainly as a result of loan originations and $219 million of loans acquired from Berkshire Bank, reduced by paydowns and payoffs.
•Prepayment penalties, which are included in interest income, totaled $5.3 million for the three months ended September 30, 2021 as compared to $10.8 million for the three months ended June 30, 2021.
•Interest expense decreased $498,000, primarily attributed to the weighted average cost of interest-bearing liabilities which decreased 4 basis points to 0.75% for the three months ended September 30, 2021. In addition, the average balance of total borrowed funds decreased $156.1 million, or 3.9%, to $3.86 billion for the three months ended September 30, 2021, while the average balance of interest-bearing deposits increased $921.5 million, or 6.3%, to $15.63 billion for the three months ended September 30, 2021.
Net interest margin decreased 12 basis points to 2.99% for the three months ended September 30, 2021 compared to the three months ended June 30, 2021 as a result of lower prepayment penalties and an elevated average cash position.
Total non-interest income was $16.0 million for the three months ended September 30, 2021, an increase of $2.9 million, as compared to $13.1 million for the second quarter of 2021. The increase in non-interest income was due primarily to an increase of $4.3 million in customer swap fee income, partially offset by a $931,000 unrealized loss on equity securities during the three months ended September 30, 2021.
Total non-interest expenses were $132.0 million for the three months ended September 30, 2021, an increase of $23.6 million compared to the three months ended June 30, 2021. The increase was primarily driven by $10.2 million of costs associated with the Company’s extinguishment of $600 million of FHLB borrowings and $14.9 million of merger and acquisition related costs resulting from the Berkshire Bank and Citizens transactions inclusive of $6.6 million of branch closure costs related to the Berkshire Bank branch acquisition.
Income tax expense was $24.6 million for the three months ended September 30, 2021 and $29.2 million for the three months ended June 30, 2021. The effective tax rate was 26.9% for the three months ended September 30, 2021 and 26.8% for the three months ended June 30, 2021.

Third Quarter 2021 compared to Third Quarter 2020
For the third quarter of 2021, net income totaled $66.9 million, an increase of $2.6 million as compared to $64.3 million in the third quarter of 2020. The changes in net income on a year over year quarter basis are highlighted below.
On a year over year basis, third quarter of 2021 net interest income increased by $13.0 million, or 7.1%, as compared to the third quarter of 2020 due to:
•Interest expense decreased $22.4 million, or 38.0%, primarily attributed to the weighted average cost of interest-bearing liabilities, which decreased 39 basis points to 0.75% for the three months ended September 30, 2021. In addition, the average balance of total borrowed funds decreased $630.1 million, or 14.0%, to $3.86 billion and the average balance of interest-bearing deposits decreased $576.4 million, or 3.6%, to $15.63 billion for the three months ended September 30, 2021.
•Interest and dividend income decreased $9.5 million, or 3.9%, to $231.2 million, primarily attributable to the weighted average yield on net loans which decreased 15 basis point to 3.97% and the weighted average yield on securities which decreased 29 basis points to 1.91%. Partially offsetting this decrease, the average balance of net loans increased $404.6 million, mainly as a result of loan originations and $219 million of loans acquired from Berkshire Bank, partially offset by paydowns and payoffs.
•Prepayment penalties, which are included in interest income, totaled $5.3 million for the three months ended September 30, 2021 as compared to $7.4 million for the three months ended September 30, 2020.
Net interest margin increased 20 basis points year over year to 2.99% for the three months ended September 30, 2021 from 2.79% for the three months ended September 30, 2020, driven primarily by the lower cost of interest-bearing liabilities, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $16.0 million for the three months ended September 30, 2021, a decrease of $4.0 million year over year. The decrease was due primarily to a decrease of $3.6 million in gain on loans due to a lower volume of mortgage banking loan sales to third parties and a $931,000 unrealized loss on equity securities during the three months ended September 30, 2021, partially offset by an increase of $1.2 million in customer swap fee income.
Total non-interest expenses were $132.0 million for the three months ended September 30, 2021, an increase of $28.0 million compared to the three months ended September 30, 2020. The increase was primarily driven by $10.2 million of costs associated with the Company’s extinguishment of $600 million of FHLB borrowings and $14.9 million of merger and acquisition related costs resulting from the Berkshire Bank and Citizens transactions inclusive of $6.6 million of branch closure costs related to the Berkshire Bank branch acquisition.
Income tax expense was $24.6 million for the three months ended September 30, 2021 and $24.8 million for the three months ended September 30, 2020. The effective tax rate was 26.9% for the three months ended September 30, 2021 and 27.9% for the three months ended September 30, 2020.

Nine Months Ended September 30, 2021 compared to Nine Months Ended September 30, 2020
Net income increased by $72.6 million year over year to $219.0 million for the nine months ended September 30, 2021. The change in net income year over year is the result of the following:
Net interest income increased by $33.2 million as compared to the nine months ended September 30, 2020 due to:
•Interest expense decreased by $92.5 million, or 44.9%, to $113.6 million for the nine months ended September 30, 2021, as compared to $206.1 million for the nine months ended September 30, 2020, primarily attributed to a decrease in the weighted average cost of interest-bearing liabilities of 51 basis points to 0.79% for the nine months ended September 30, 2021. In addition, the average balance of total borrowed funds decreased $1.29 billion, or 25.5%, to $3.77 billion for the nine months ended September 30, 2021 and the average balance of interest-bearing deposits decreased $758.1 million, or 4.7%, to $15.32 billion for the nine months ended September 30, 2021.
•Interest and dividend income decreased by $59.4 million, or 8.0%, to $683.6 million for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020, primarily attributed to the weighted average yield on net loans, which decreased 17 basis points to 3.97%, and the weighted average yield on securities, which decreased 57 basis points to 1.95%. In addition, the average balance of net loans decreased $302.9 million, mainly from paydowns and payoffs, partially offset by loan originations, $219 million of loans acquired from Berkshire Bank in August 2021 and $453.3 million of loans acquired from Gold Coast in April 2020.
•Prepayment penalties, which are included in interest income, totaled $18.4 million for the nine months ended September 30, 2021, as compared to $23.2 million for the nine months ended September 30, 2020.
Net interest margin increased 26 basis points to 3.00% for the nine months ended September 30, 2021 from 2.74% for the nine months ended September 30, 2020, primarily driven by the lower cost of interest-bearing liabilities, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $49.0 million for the nine months ended September 30, 2021, an increase of $4.3 million as compared to the nine months ended September 30, 2020. The increase in non-interest income was due primarily to an increase of $3.0 million in fees and service charges predominately related to our mortgage servicing rights valuation, an increase of $2.8 million in income from our wealth and investment products and an increase of $2.0 million in customer swap fee income, partially offset by a decrease of $3.9 million in gain on loans due to a lower volume of mortgage banking loan sales to third parties.
Total non-interest expenses were $344.8 million for the nine months ended September 30, 2021, an increase of $38.2 million compared to the year ended September 30, 2020. This increase was driven by an increase of $8.9 million in debt extinguishment costs, an increase of $8.5 million in professional fees driven by acquisition-related fees, an increase of $8.0 million in compensation and fringe benefit expense primarily related to incentive compensation and medical expenses and $6.6 million of branch closure costs related to the Berkshire acquisition. Included in non-interest expenses for the nine months ended September 30, 2021 were $10.0 million of acquisition-related costs.
Income tax expense was $80.9 million for the nine months ended September 30, 2021 compared to $55.7 million for the nine months ended September 30, 2020. The effective tax rate was 27.0% for the nine months ended September 30, 2021 and 27.6% for the nine months ended September 30, 2020.

Asset Quality
Our provision for credit losses is primarily a result of the expected credit losses on our loans, unfunded commitments and held-to-maturity debt securities over the life of these financial instruments based on historical experience, current conditions and reasonable and supportable forecasts. Our provision for credit losses is also impacted by the inherent credit risk in these financial instruments, the composition of and changes in our portfolios of these financial instruments, and the level of charge-offs. At September 30, 2021, our allowance for credit losses continues to be affected by the impact of the COVID-19 pandemic on the current and forecasted economic conditions. For the three months ended September 30, 2021, our provision for credit losses was impacted by improving economic conditions and commercial real estate prices. For the three months ended September 30, 2021, our provision for credit losses was negative $13.0 million, compared to negative $9.7 million for the three months ended June 30, 2021 and $8.3 million for the three months ended September 30, 2020. Our provision was impacted by net loan charge-offs of $252,000 for the three months ended September 30, 2021, net loan recoveries of $807,000 for the three months ended June 30, 2021 and net loan charge-offs of $667,000 for the three months ended September 30, 2020. Our provision for credit losses was negative $25.7 million for the nine months ended September 30, 2021 compared to $72.8 million for the nine months ended September 30, 2020. Our provision was impacted by net loan recoveries of $2.3 million for the nine months ended September 30, 2021 and net loan charge-offs of $12.8 million for the nine months ended September 30, 2020.
Total non-accrual loans were $76.5 million, or 0.35% of total loans, at September 30, 2021 compared to $77.6 million, or 0.36% of total loans, at June 30, 2021 and $132.0 million, or 0.63% of total loans, at September 30, 2020. We continue to proactively and diligently work to resolve our troubled loans.
At September 30, 2021, there were $26.4 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $22.0 million were residential and consumer loans and $4.4 million were commercial real estate loans. TDRs of $8.1 million were classified as accruing and $18.3 million were classified as non-accrual at September 30, 2021.
The following table sets forth non-accrual loans and accruing past due loans (excluding loans held for sale) on the dates indicated as well as certain asset quality ratios.

	September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	50	$12.3	62	$12.8	62	$13.2	84	$18.5	78	$17.2
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	9	11.5	8	16.2	10	19.2	5	7.3	5	5.3
Commercial real estate	9	19.5	2	0.5	8	11.1	8	9.5	7	4.6
Commercial and industrial	11	1.3	3	14.5	9	7.3	6	0.9	6	3.7
Total 30 to 59 days past due	79	44.6	75	44.0	89	50.8	103	36.2	96	30.8
60 to 89 days past due:
Residential and consumer	18	2.3	22	5.0	26	3.1	28	5.2	20	4.8
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	4	8.2	4	10.2	1	3.4	—	—	2	2.1
Commercial real estate	1	0.3	—	—	2	2.6	5	2.3	5	26.3
Commercial and industrial	1	0.2	1	—	1	0.2	8	3.1	6	2.2
Total 60 to 89 days past due	24	11.0	27	15.2	30	9.3	41	10.6	33	35.4
Total accruing past due loans	103	$55.6	102	$59.2	119	$60.1	144	$46.8	129	$66.2
Non-accrual:
Residential and consumer	231	$43.5	232	$42.8	239	$45.7	246	$46.4	250	$52.2
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	15	19.9	11	16.6	13	19.2	15	35.6	13	51.1
Commercial real estate	22	9.8	24	13.0	25	14.0	29	15.9	28	17.8
Commercial and industrial	16	3.3	13	5.2	15	4.4	21	9.2	19	10.9
Total non-accrual loans	284	$76.5	280	$77.6	292	$83.3	311	$107.1	310	$132.0
Accruing troubled debt restructured loans	47	$8.1	49	$9.3	45	$9.1	47	$9.2	51	$9.8
Non-accrual loans to total loans		0.35%		0.36%		0.40%		0.51%		0.63%
Allowance for loan losses as a percent of non-accrual loans		344.61%		348.05%		340.60%		264.17%		217.75%
Allowance for loan losses as a percent of total loans		1.20%		1.26%		1.36%		1.36%		1.37%

Balance Sheet Summary

Total assets increased $1.29 billion, or 5.0%, to $27.32 billion at September 30, 2021 from December 31, 2020. Cash and cash equivalents increased $499.9 million to $670.3 million at September 30, 2021. Net loans increased $1.04 billion, or 5.1%, to $21.62 billion at September 30, 2021. Securities decreased $230.4 million, or 5.7%, to $3.81 billion at September 30, 2021.

The detail of the loan portfolio is below:

	September 30, 2021	June 30, 2021	December 31, 2020
	(In thousands)
Commercial Loans:
Multi-family loans	$7,655,135	7,566,131	7,122,840
Commercial real estate loans	5,135,123	4,968,393	4,947,212
Commercial and industrial loans	3,933,926	3,766,551	3,575,641
Construction loans	509,620	464,887	404,367
Total commercial loans	17,233,804	16,765,962	16,050,060
Residential mortgage loans	3,930,683	3,887,917	4,119,894
Consumer and other	740,827	712,147	702,801
Total loans	21,905,314	21,366,026	20,872,755
Deferred fees, premiums and other, net	(17,071)	(13,391)	(9,318)
Allowance for loan losses	(263,515)	(270,114)	(282,986)
Net loans	$21,624,728	21,082,521	20,580,451

During the nine months ended September 30, 2021, we originated $1.87 billion in multi-family loans, $1.01 billion in residential loans, $858.0 million in commercial and industrial loans, $580.0 million in commercial real estate loans, $101.6 million in construction loans and $86.1 million in consumer and other loans. Our originations reflect our continued focus on diversifying our loan portfolio. In addition, we acquired $219 million of loans from Berkshire Bank. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, we originated residential mortgage loans for sale to third parties totaling $144.2 million during the nine months ended September 30, 2021. As of September 30, 2021, loans held for sale were $397,000.

The allowance for loan losses decreased by $19.5 million to $263.5 million at September 30, 2021 from $283.0 million at December 31, 2020. The decrease reflects a negative provision for loan losses of $22.8 million, partially offset by an increase of $2.3 million resulting from net recoveries and an increase of approximately $1.0 million from the initial allowance on loans identified as PCD which were acquired from Berkshire Bank. Our allowance for loan losses and related provision were affected by the improving current and forecasted economic conditions and commercial real estate prices. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the current and forecasted economic conditions over the life of our loans. At September 30, 2021, our allowance for loan losses as a percent of total loans was 1.20%, a decrease from 1.36% at December 31, 2020 which was driven by the factors noted above.

Securities decreased by $230.4 million, or 5.7%, to $3.81 billion at September 30, 2021 from $4.04 billion at December 31, 2020. This decrease was primarily a result of paydowns and sales, partially offset by purchases.

Deposits increased by $875.0 million, or 4.5%, to $20.40 billion at September 30, 2021 from $19.53 billion at December 31, 2020 primarily driven by an increase in checking account deposits, partially offset by decreases in time deposits and money market deposits. Checking account deposits increased $1.56 billion to $11.26 billion at September 30, 2021 from $9.71 billion at December 31, 2020. Core deposits (savings, checking and money market) represented approximately 89% of our total deposit portfolio at September 30, 2021 compared to 86% at December 31, 2020. The Company acquired $632 million of deposits from Berkshire Bank during the quarter ended September 30, 2021.

Borrowed funds increased by $238.7 million, or 7.2%, to $3.53 billion at September 30, 2021 from $3.30 billion at December 31, 2020 to support balance sheet growth.

Stockholders’ equity increased by $142.6 million to $2.85 billion at September 30, 2021 from $2.71 billion at December 31, 2020, primarily attributable to net income of $219.0 million, share-based plan activity of $21.8 million and other comprehensive income of $17.7 million for the nine months ended September 30, 2021. These increases were partially offset by cash dividends of $0.42 per share totaling $103.9 million and the repurchase of approximately 1.0 million shares of common stock for $12.1 million during the nine months ended September 30, 2021. The Company remains above the FDIC’s “well capitalized” standards, with a Common Equity Tier 1 Risk-Based Ratio of 12.83% at September 30, 2021.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of September 30, 2021 operated from its corporate headquarters in Short Hills, New Jersey and 154 branches located throughout New Jersey, New York and Pennsylvania.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, failure to consummate the transaction with Citizens Financial Group, Inc. for any reason, including the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company), failure to obtain shareholder approval or failure to satisfy any of the other closing conditions in a timely basis or at all; the diversion of management’s time from ongoing business operations due to issues relating to the transaction with Citizens Financial Group, Inc., the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between the Company and Citizens Financial Group, Inc., the outcome of any legal proceedings that may be instituted against Citizens Financial Group, Inc. or the Company, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, continue to result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks as employees work remotely.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	September 30, 2021	June 30, 2021	December 31, 2020
	(unaudited)	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$670,295	770,396	170,432
Equity securities	7,673	9,698	36,000
Debt securities available-for-sale, at estimated fair value	2,531,573	2,544,415	2,758,437
Debt securities held-to-maturity, net (estimated fair value of $1,336,957, $1,253,521 and $1,320,872 at September 30, 2021, June 30, 2021 and December 31, 2020, respectively)	1,272,683	1,178,812	1,247,853
Loans receivable, net	21,624,728	21,082,521	20,580,451
Loans held-for-sale	397	—	30,357
Federal Home Loan Bank stock	177,058	199,826	159,829
Accrued interest receivable	81,549	78,858	79,705
Other real estate owned and other repossessed assets	5,849	5,914	7,115
Office properties and equipment, net	132,259	134,579	139,663
Operating lease right-of-use assets	203,522	200,425	199,981
Net deferred tax asset	109,588	115,946	116,805
Bank owned life insurance	227,822	226,314	223,714
Goodwill and intangible assets	133,237	109,222	109,633
Other assets	139,561	145,185	163,184
Total assets	$27,317,794	26,802,111	26,023,159
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$20,400,424	19,438,966	19,525,419
Borrowed funds	3,534,536	4,033,864	3,295,790
Advance payments by borrowers for taxes and insurance	152,407	130,225	115,729
Operating lease liabilities	216,374	213,050	212,559
Other liabilities	161,494	171,979	163,659
Total liabilities	24,465,235	23,988,084	23,313,156
Stockholders’ equity	2,852,559	2,814,027	2,710,003
Total liabilities and stockholders’ equity	$27,317,794	26,802,111	26,023,159

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$211,189	211,523	215,221	621,462	657,483
Securities:
GSE obligations	567	573	378	1,666	994
Mortgage-backed securities	13,321	14,215	18,095	42,738	61,251
Equity	65	63	45	394	110
Municipal bonds and other debt	3,601	3,456	3,277	10,596	9,928
Interest-bearing deposits	268	38	233	367	1,367
Federal Home Loan Bank stock	2,234	1,983	3,452	6,417	11,881
Total interest and dividend income	231,245	231,851	240,701	683,640	743,014
Interest expense:
Deposits	15,683	15,993	34,109	52,868	126,279
Borrowed funds	20,960	21,148	24,970	60,725	79,843
Total interest expense	36,643	37,141	59,079	113,593	206,122
Net interest income	194,602	194,710	181,622	570,047	536,892
Provision for credit losses	(13,015)	(9,690)	8,336	(25,677)	72,840
Net interest income after provision for credit losses	207,617	204,400	173,286	595,724	464,052
Non-interest income:
Fees and service charges	5,196	4,893	5,579	15,937	12,981
Income on bank owned life insurance	1,508	1,552	2,067	5,012	5,059
Gain on loans, net	1,698	1,288	5,285	6,819	10,688
(Loss) gain on securities, net	(931)	283	(8)	3	249
Gain (loss) on sale of other real estate owned, net	34	(25)	133	86	784
Other income	8,447	5,083	6,870	21,172	14,965
Total non-interest income	15,952	13,074	19,926	49,029	44,726
Non-interest expense:
Compensation and fringe benefits	60,231	61,385	59,896	184,043	176,079
Advertising and promotional expense	3,111	2,397	2,344	7,737	6,906
Office occupancy and equipment expense	23,535	17,075	16,882	58,683	49,303
Federal insurance premiums	2,950	3,200	2,925	9,550	10,726
General and administrative	706	545	551	1,630	1,678
Professional fees	12,925	5,042	4,097	20,896	12,386
Data processing and communication	9,985	10,192	8,998	29,313	26,698
Debt extinguishment	10,159	—	965	10,159	1,291
Other operating expenses	8,424	8,602	7,402	22,814	21,571
Total non-interest expenses	132,026	108,438	104,060	344,825	306,638
Income before income tax expense	91,543	109,036	89,152	299,928	202,140
Income tax expense	24,609	29,229	24,840	80,912	55,705
Net income	$66,934	79,807	64,312	219,016	146,435
Basic earnings per share	$0.28	0.34	0.27	0.93	0.62
Diluted earnings per share	$0.28	0.34	0.27	0.93	0.62

Basic weighted average shares outstanding	235,602,277	235,045,023	236,833,099	235,106,490	235,453,133
Diluted weighted average shares outstanding	236,413,268	236,497,536	236,872,505	236,088,254	235,550,801

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$844,365	268	0.13%	$264,693	38	0.06%	$978,037	233	0.10%
Equity securities	8,747	65	2.97%	13,225	63	1.91%	7,177	45	2.51%
Debt securities available-for-sale	2,501,016	9,683	1.55%	2,585,131	10,587	1.64%	2,758,679	13,473	1.95%
Debt securities held-to-maturity	1,174,563	7,806	2.66%	1,171,317	7,657	2.61%	1,200,933	8,277	2.76%
Net loans	21,284,262	211,189	3.97%	20,777,927	211,523	4.07%	20,879,661	215,221	4.12%
Federal Home Loan Bank stock	192,111	2,234	4.65%	194,845	1,983	4.07%	223,032	3,452	6.19%
Total interest-earning assets	26,005,064	231,245	3.56%	25,007,138	231,851	3.71%	26,047,519	240,701	3.70%
Non-interest earning assets	1,151,571			1,121,153			1,157,358
Total assets	$27,156,635			$26,128,291			$27,204,877

Interest-bearing liabilities:
Savings	$2,060,893	1,381	0.27%	$2,008,855	1,404	0.28%	$2,033,495	2,690	0.53%
Interest-bearing checking	6,658,248	6,833	0.41%	6,044,766	6,536	0.43%	5,901,759	8,658	0.59%
Money market accounts	4,613,066	4,475	0.39%	4,365,351	4,501	0.41%	4,349,536	8,520	0.78%
Certificates of deposit	2,299,850	2,994	0.52%	2,291,616	3,552	0.62%	3,923,651	14,241	1.45%
Total interest-bearing deposits	15,632,057	15,683	0.40%	14,710,588	15,993	0.43%	16,208,441	34,109	0.84%
Borrowed funds	3,863,460	20,960	2.17%	4,019,587	21,148	2.10%	4,493,591	24,970	2.22%
Total interest-bearing liabilities	19,495,517	36,643	0.75%	18,730,175	37,141	0.79%	20,702,032	59,079	1.14%
Non-interest-bearing liabilities	4,827,551			4,603,486			3,856,553
Total liabilities	24,323,068			23,333,661			24,558,585
Stockholders’ equity	2,833,567			2,794,630			2,646,292
Total liabilities and stockholders’ equity	$27,156,635			$26,128,291			$27,204,877

Net interest income		$194,602			$194,710			$181,622

Net interest rate spread			2.81%			2.92%			2.56%

Net interest earning assets	$6,509,547			$6,276,963			$5,345,487

Net interest margin			2.99%			3.11%			2.79%

Ratio of interest-earning assets to total interest-bearing liabilities	1.33	X		1.34	X		1.26	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Nine Months Ended
	September 30, 2021			September 30, 2020
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$496,273	367	0.10%	$880,015	1,367	0.21%
Equity securities	19,074	394	2.75%	6,480	110	2.26%
Debt securities available-for-sale	2,578,106	31,538	1.63%	2,657,564	46,371	2.33%
Debt securities held-to-maturity	1,189,302	23,462	2.63%	1,158,357	25,802	2.97%
Net loans	20,854,173	621,462	3.97%	21,157,077	657,483	4.14%
Federal Home Loan Bank stock	185,520	6,417	4.61%	247,260	11,881	6.41%
Total interest-earning assets	25,322,448	683,640	3.60%	26,106,753	743,014	3.79%
Non-interest earning assets	1,137,556			1,080,136
Total assets	$26,460,004			$27,186,889

Interest-bearing liabilities:
Savings	$2,028,057	4,265	0.28%	$2,039,596	9,505	0.62%
Interest-bearing checking	6,328,197	20,397	0.43%	5,786,659	34,191	0.79%
Money market accounts	4,557,672	16,136	0.47%	4,172,144	32,624	1.04%
Certificates of deposit	2,408,527	12,070	0.67%	4,082,118	49,959	1.63%
Total interest bearing deposits	15,322,453	52,868	0.46%	16,080,517	126,279	1.05%
Borrowed funds	3,774,346	60,725	2.15%	5,066,253	79,843	2.10%
Total interest-bearing liabilities	19,096,799	113,593	0.79%	21,146,770	206,122	1.30%
Non-interest-bearing liabilities	4,574,136			3,402,930
Total liabilities	23,670,935			24,549,700
Stockholders’ equity	2,789,069			2,637,189
Total liabilities and stockholders’ equity	$26,460,004			$27,186,889

Net interest income		$570,047			$536,892

Net interest rate spread			2.81%			2.49%

Net interest earning assets	$6,225,649			$4,959,983

Net interest margin			3.00%			2.74%

Ratio of interest-earning assets to total interest-bearing liabilities	1.33	X		1.23	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Return on average assets	0.99%	1.22%	0.95%	1.10%	0.72%
Return on average equity	9.45%	11.42%	9.72%	10.47%	7.40%
Return on average tangible equity	9.86%	11.89%	10.14%	10.91%	7.71%
Interest rate spread	2.81%	2.92%	2.56%	2.81%	2.49%
Net interest margin	2.99%	3.11%	2.79%	3.00%	2.74%
Efficiency ratio	62.70%	52.19%	51.63%	55.70%	52.72%
Non-interest expense to average total assets	1.94%	1.66%	1.53%	1.74%	1.50%
Average interest-earning assets to average interest-bearing liabilities	1.33	1.34	1.26	1.33	1.23

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		September 30, 2021	June 30, 2021	December 31, 2020
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.33%	0.35%	0.47%
Non-performing loans as a percent of total loans		0.39%	0.41%	0.56%
Allowance for loan losses as a percent of non-accrual loans		344.61%	348.05%	264.17%
Allowance for loan losses as a percent of total loans		1.20%	1.26%	1.36%
Allowance for credit losses as a percent of total loans (1)		1.28%	1.37%	1.44%

Capital Ratios:
Tier 1 Leverage Ratio (2)		10.24%	10.60%	10.14%
Common equity tier 1 risk-based (2)		12.83%	13.17%	13.07%
Tier 1 Risk-Based Capital (2)		12.83%	13.17%	13.07%
Total Risk-Based Capital (2)		14.11%	14.48%	14.39%
Equity to total assets (period end)		10.44%	10.50%	10.41%
Average equity to average assets		10.43%	10.70%	10.20%
Tangible capital to tangible assets (3)		10.00%	10.13%	10.03%
Book value per common share (3)		$12.03	$11.88	$11.43
Tangible book value per common share (3)		$11.47	$11.42	$10.97

Other Data:
Number of full service offices		154	146	156
Full time equivalent employees		1,707	1,688	1,806

(1) Allowance for credit losses includes allowance for loan losses and allowance for losses on unfunded commitments.
(2) Capital ratios as of September 30, 2021 are estimated. In accordance with regulatory capital rules, the Company elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending December 31, 2024. As a result, capital ratios as of September 30, 2021, June 30, 2021 and December 31, 2020 exclude the impact of the increased allowance for credit losses on loans, unfunded commitments and held-to-maturity debt securities attributed to the adoption of CECL.
(3) See Non-GAAP Reconciliation.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	September 30, 2021	June 30, 2021	December 31, 2020

Total stockholders’ equity	$2,852,559	2,814,027	2,710,003
Goodwill and intangible assets	133,237	109,222	109,633
Tangible stockholders’ equity	$2,719,322	2,704,805	2,600,370

Book Value per Share Computation
Common stock issued	361,869,872	361,869,872	361,869,872
Treasury shares	(114,184,985)	(114,268,569)	(113,940,656)
Shares outstanding	247,684,887	247,601,303	247,929,216
Unallocated ESOP shares	(10,539,779)	(10,658,204)	(10,895,052)
Book value shares	237,145,108	236,943,099	237,034,164

Book Value per Share	$12.03	$11.88	$11.43
Tangible Book Value per Share	$11.47	$11.42	$10.97

Total assets	$27,317,794	26,802,111	26,023,159
Goodwill and intangible assets	133,237	109,222	109,633
Tangible assets	$27,184,557	26,692,889	25,913,526

Tangible capital to tangible assets	10.00%	10.13%	10.03%